                          Morgan, Lewis & Bockius LLP
                              1800 M Street, N.W.
                            Washington, D.C. 20036


June 28, 2000


Nuveen Municipal Money Market Fund, Inc.
333 West Wacker Drive
Chicago, Illinois 60606

Re: Opinion of Counsel regarding Post-Effective Amendment No. 20 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 2-78736).

Ladies and Gentlemen:

     We have acted as counsel to Nuveen Municipal Money Market Fund, Inc., (the "Fund") a Maryland corporation, in connection with the above-referenced Post-Effective Amendment to the Fund's Registration Statement (the "Registration Statement"). The Registration Statement relates to the Fund's shares of common stock, par value $.01 per share (collectively, the "Shares"). This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 20 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission on or about June 28, 2000, pursuant to Rule 485(b) under the Securities Act of 1933 (the "1933 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

     (a) a certificate of the Maryland State Department of Assessments and Taxation (the "Department") as to the existence and good standing of the Fund;

     (b) copies, certified by the Department, of the Fund's Articles of Incorporation and of all amendments and all supplements thereto (the "Charter");

     (c) a certificate executed by Virginia L. O'Neal, an Assistant Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Charter and the By-Laws, as amended, and certain resolutions adopted by the Board of Directors of the Fund authorizing the issuance of the Shares; and

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June 28, 2000
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     (d)  a printer's proof of the Amendment, dated June 28, 2000.

     In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund. We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

     Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Fund's Charter and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Maryland.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/Morgan, Lewis & Bockius LLP